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ADDENDUM                                                           EXHIBIT 10.11

TO THE LICENCE & DISTRIBUTION AGREEMENT, entered into between BIOKIT, S.A. on February 20, 1996, and ACCUMED INTERNATIONAL, INC. on March 7, 1996.

Mr. Jose Luis Zarroca, on behalf and in representaion of BIOKIT, S.A., a corporation duly formed and validly existing under the laws of the Kingdom of Spain, with registered offices in Can Male, s/n 08186 Llica d'Amunt, Barcelona, Spain.

Mr. Peter Gombrich (Ceo/Chairman), on behalf and in representation of ACCUMED INTERNATIONAL, INC., a corporation duly formaed and organized and validly existing under the laws of Delaware, with registered offices at 920 N. Franklin Suite 402, Chicago, Illinois, United States of America.

The parties recognize each other capacity to act herein and

AGREE

One. BIOKIT and ACCUMED agree to amend paragraph 3.2 of Article III of the Licence & Distribution Agreement entered into between BIOKIT on February 20, 1996, and ACCUMED on March 7, 1996 (hereinafter the "AGREEMENT"), whereby the said paragraph shall herinafter read as follows:

        "Such amount shall be paid by ACCUMED as follows:

        A)     25,000$ upon the signature of the Agreement.
        B) 50,000$ upon delivery of the complete software code, tapes, and documentation to ACCUMED.
        C)     25,000$ on December 31, 1997.
        D)     50,000$ on April 30, 1998.

        The parties recognize that the amounts mentioned in letter A) and B) have been duly paid by ACCUMED."

Two. BIOKIT and ACCUMED agree to amend paragraph 7.1 of Article VII of the AGREEMENT, whereby the said paragraph shall hereinafter read as follows:

        "ACCUMED shall pay to BIOKIT the following royalties:

five per cent (5%) of the NET SALES of the SYSTEM to AFFILIATES, distributors or customers up to the initial one million US$ (1,000,000$); and four per cent (4%) of the NET SALES of the SYSTEM to AFFILIATES, distributors or customers on the excess of the first one million US$ (1,000,000$).

        Royalties shall be due starting as of the First Use and for the whole term of this


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        Agreement."

Three. BIOKIT and ACCUMED agree to amend paragraph 7.2 of Article VII of the AGREEMENT, whereby the said paragraph shall hereinafter read as follows:

        "During the first four years ACCUMED undertakes to pay to BIOKIT the following minimum royalties:

Year                          Without FDA approval          With FDA approval
----
1                                  US$20,000                     US$35,000
2                                  US$40,000                     US$65,000
3                                  US$55,000                     US$85,000
4                                  US$60,000                     US$90,000

        For the purposes of this Agreement the term "Year" shall mean, for the first year, the period comprised between the last day of the month in which the FIRST USE occurs and the same day of the following year. Following years shall mean the 12 month period following the end of the previous year."

Four. BIOKIT and ACCUMED expressly declare that the rest of the AGREEMENT shall be deemed to be valid and in force.

IN WITNESS WHEREOF, the parties hereto have executed this document by their duly authorized officers on the last date mentioned below.

BIOKIT                              ACCUMED

By:     BIOKIT S.A.                 By:     ACCUMED INTERNATIONAL, INC.
Name:   Jose Luis Zarroca           Name:   Peter Gombrich
Date:                               Date:
Place:  Barcelona (Spain)           Place:  Chicago, Illinois (USA)